Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

CONTACTS
Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Inovio Biomedical and VGX Pharmaceuticals to Highlight

Recent Advances in Electroporation-Delivered

DNA Vaccines at International DNA Vaccines Conference

SAN DIEGO, Dec. 4, 2008 — Inovio Biomedical Corporation (INO: NYSE Alternext, formerly AMEX) and VGX Pharmaceuticals announced today they will make multiple presentations concerning electroporation-delivered DNA vaccines in the fight against cancer, HIV and other infectious diseases at DNA Vaccines 2008, a conference hosted by The International Society of DNA Vaccines in Las Vegas, NV, at The Tropicana Hotel, December 9 - 11. Inovio and VGX, co-sponsors of the event, are advancing a powerful delivery method, electroporation, to enhance the potency of DNA-based immunotherapies and vaccines against infectious diseases and cancers.

Researchers and executive management from Inovio and VGX, as well as their collaborators, will be making the following presentations regarding electroporation-delivered DNA vaccines:

HCV Vaccines (State of the Art Sessions)

Matti Sallberg, Karolinska Institute

Tuesday, December 9

3:30 p.m.

Combination Approaches (State of the Art Sessions)
David Weiner, DNA Vaccines 2008 Conference Program Chair

University of Pennsylvania

Tuesday, December 9

4:00 p.m.

LifeTide™ SW5 - From Basic Research to Commercial Product

(Electroporation Focused Session)

Ruxandra Draghia-Akli, VGX Pharmaceuticals

Wednesday December 10

2:30 p.m.

DNA Vaccines Delivered by Electroporation – Challenges Related to Humans

(Electroporation Focused Session)
Iacob Mathiesen, Inovio AS

Wednesday, December 10

3:30 p.m.

Corporate - Roundtable – What’s Next for DNA Vaccines?
(Electroporation Focused Session)

Moderator: John Sterling, Editor-In-Chief, Genetic Engineering News
J. Joseph Kim, VGX Pharmaceuticals
Avtar Dhillon, Inovio Biomedical
Wednesday, December 10

4:30 p.m.

Manufacturing a High Concentration Multi-Component DNA Vaccine

(Production Technology Session)

Robert J. Juba, VGXI, Inc.

Thursday, December 11

9:20 a.m.

Approaches to Melanoma (T-Cell Immunology Session)

Richard Heller, Old Dominion University

Thursday, December 11

11:20 a.m.

DNA Vaccines 2008 Highlights: Clinical Summaries
C. Jo White, VGX Pharmaceuticals

Thursday, December 11

4:40 p.m.

Inovio, VGX and collaborators will also present multiple posters at the conference, covering the topics of DNA vaccines for influenza, smallpox, and cancer as well as optimized electroporation methods and devices.

Inovio and VGX announced a definitive merger agreement on July 7, 2008.

About VGX Pharmaceuticals

VGX Pharmaceuticals is a biopharmaceutical company engaged in the discovery and development of novel vaccines and therapies for major infectious diseases and cancers. VGX’s clinical development programs include PENNVAX™-B, a DNA vaccine for the prevention of HIV in Phase I clinical trials; VGX-1027, a small molecule drug for inflammatory diseases in Phase I clinical trials; VGX-3100, a DNA therapeutic vaccine for cervical cancer in Phase I clinical trials; and the CELLECTRA® electroporator, a DNA delivery device in Phase I clinical trials. In addition, VGX has filed INDs for VGX-3200, a novel DNA therapy that utilizes GHRH for the treatment of cancer cachexia and anemia and for VGX-3400, a DNA preventative vaccine for avian influenza. VGX has established a vertically-integrated DNA Vaccines and Therapies Platform with extensive capabilities including SynCon™ DNA-based product candidates, the CELLECTRA® delivery device, and access to efficient cGMP plasmid manufacturing. Vertical control over key aspects of product development has enabled VGX to consistently develop multiple product candidates, from bench-to-IND filing, within one year. The product candidates and technology programs are protected by VGX’s extensive global intellectual property portfolio. More information about VGX can be found at www.vgxp.com.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery – electroporation – which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to Inovio’s and VGX’s plans to develop DNA-based immunotherapies and vaccines and electroporation drug and gene delivery technology. Actual events or results may differ from the companies’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release or in the presentations and posters to be presented at the conference  may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of the companies’ technologies, including electroporation as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio, VGX or their collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio, VGX or their collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide either company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company in question can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of Inovio’s and VGX’s technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2007, Inovio’s 10-Q for the nine months ended September 30, 2008 and other regulatory filings made by either company from time to time. There can be no assurance that any product in the Inovio or VGX product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proved accurate.